CCB CORP.
                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION



CCB Corp., a corporation organized and existing pursuant to and by virture of the General Corporation Law of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That by written consent of the members of Board of Directors of CCB Corp., resolutions were duly adopted setting forth a proposed amendment to the Articles of Incorporation of this corporation, declaring that amendment is advisable and in the best interests of this corporation and specifying that the written consent of the holders of a majority of the issued and outstanding shares of this corporation's $.001 par value common stock approving that amendment be obtained, pursuant to the provisions of Section 78.320 of the Nevada General Corporation Law. The resolution setting forth the proposed amendment is as fellows:

        RESOLVED, that the Articles of Amendment of this corporation be amended by changing Article FIRST thereof, so that, as amended, that Article FIRST should specify as follows: "The name of this corporation is nightclubaccess.com."

SECOND: That thereafter, pursuant to resolution of that Board of Directors, holders of a majority of the issued and outstanding $.001 par value common stock of this corporation, pursuant to Section 78.320 of the Nevada General Corporation Law, consented in writing in favor of that amendment.

THIRD:  That such amendment was adopted in accordance with the provisions of
Section 78.390 of the Nevada General Corporation Law.

IN WITNESS THEREOF, CCB Corp., has caused this certificate to be signed by John Meier, its President, and John Meier, its Secretary, this 17th day of July, 2001.


/s/ John Meier
-------------------------------------
John Meier, President


/s/ John Meier
-------------------------------------
John Meier, Secretary